Exhibit 99.1

News Release

Victory Capital Reports August 2026 Total Client Assets

San Antonio, Texas, September 11, 2026 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported Total Assets Under Management (AUM) of $356.5 billion, Other Assets of $3.7 billion, and Total Client Assets of $360.2 billion, as of August 31, 2026.

For the month of August, Average Total AUM was $353.2 billion, average Other Assets was $3.7 billion, and average Total Client Assets was $356.9 billion.

Victory Capital Holdings, Inc.
Total Client Assets (unaudited; in millions) [1]

	As of:
By Asset Class	August 31, 2026	July 31, 2026
Solutions	$114,082	$108,088
Fixed Income	88,103	84,830
U.S. Mid Cap Equity	30,099	30,523
U.S. Small Cap Equity	10,392	10,865
U.S. Large Cap Equity	66,992	65,772
Global / Non-U.S. Equity	39,596	37,890
Alternative Investments	3,505	3,446
Total Long-Term Assets	$352,769	$341,415
Money Market / Short Term Assets	3,700	3,703
Total Assets Under Management[2]	$356,469	$345,117

By Vehicle
Mutual Funds[3]	$181,967	$178,874
Separate Accounts and Other Pooled Vehicles[4]	151,028	145,355
ETFs[5]	23,474	20,889
Total Assets Under Management[2]	$356,469	$345,117

Other Assets[6]
Institutional	$3,736	$3,657
Total Other Assets	$3,736	$3,657

Total Client Assets
Total Assets Under Management	$356,469	$345,117
Total Other Assets	3,736	3,657
Total Client Assets	$360,205	$348,774

By Region
U.S.	$294,188	$285,161
Non-U.S.	66,017	63,614
Total Client Assets	$360,205	$348,774

1Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.

2Total AUM includes both discretionary assets under management and non-discretionary assets under advisement and excludes Other Assets.

3Includes institutional and retail share classes, money market and VIP funds.

4Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.

5Represents only ETF assets held by third parties and excludes ETF assets held by other Victory Capital products.

6Includes low-fee (2 to 4 bps) institutional assets. These assets are included as part of Victory’s Regulatory Assets Under Management reported in Form ADV Part 1.

About Victory Capital

Victory Capital (NASDAQ: VCTR) is a diversified global asset management firm with $360.2 billion in total client assets, as of August 31, 2026. We serve institutional, intermediary, and individual clients through our Investment Franchises and Solutions Platform, which manage specialized investment strategies across traditional and alternative asset classes. Our differentiated approach combines the power of investment autonomy with the support of a robust, fully integrated operational and distribution platform. Clients have access to focused, top-tier investment talent equipped with comprehensive resources designed to deliver competitive long-term performance.

Victory Capital is headquartered in San Antonio, Texas. To learn more, visit www.vcm.com or follow us on Facebook, Twitter (X), and LinkedIn.

Contacts

Investors:

Carly Thomas

Director, Investor Relations and Responsible Business

210-694-9658

cthomas@vcm.com

Media:
Jessica Davila Burgess

Director of Global Communications

210-694-9693

Jessica_davila@vcm.com